  EXHIBIT 5.5

Consent of Expert

We hereby consent to the use of our name contained in the technical report on the Bralorne Project, BC, Canada with and with an effective date of October 20, 2016, incorporated by reference to this Registration Statement and to the reference to us under the heading “Interest of Experts” in the Prospectus which is a part of this Registration Statement.

Jasman Yee, P. Eng.

Dated: October 31, 2016	By:	/s/ Jasman Yee
Jasman Yee, P. Eng.